                                                                      EXHIBIT 12

                       STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (AMOUNTS IN THOUSANDS EXCEPT RATIO AMOUNTS)

                                                                         YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------------------------------
                                                     2005           2004          2003           2002           2001
                                                -------------  ------------  ------------  -------------  -------------
Earnings before fixed charges:
Income before allocation of minority interest
and income from investments in unconsolidated
subsidiaries (1)                                $     237,791  $    164,474  $    164,571  $     142,797  $     160,103
Add:    Interest expense                              125,302       112,617       113,775        106,313        100,504
        Depreciation expense on cap'd interest          3,829         3,442         3,140          2,944          2,311
        Amortization of deferred
          financing costs                               4,315         4,013         3,979          4,015          4,066
                                                -------------  ------------  ------------  -------------  -------------

Earnings before fixed charges                   $     371,237  $    284,546  $    285,465  $     256,069  $     266,984
                                                =============  ============  ============  =============  =============

Fixed charges:
Interest expense                                $     125,302  $    112,617  $    113,775  $     106,313  $     100,504
Amortization of deferred financing charges              4,315         4,013         3,979          4,015          4,066
Capitalized interest                                   17,748        13,242        10,947         16,498         22,347
                                                -------------  ------------  ------------  -------------  -------------

Fixed charges                                         147,365       129,872       128,701        126,826        126,917
                                                -------------  ------------  ------------  -------------  -------------

Preferred share distributions                               -             -             -          7,242         11,000
Preferred unit distributions                           12,095        11,846        12,416         11,619         10,612
                                                -------------  ------------  ------------  -------------  -------------

Combined fixed charges                          $     159,460  $    141,718  $    141,117  $     145,687  $     148,529
                                                =============  ============  ============  =============  =============

Ratio of earnings to fixed charges                       2.52          2.19          2.22           2.02           2.10
                                                =============  ============  ============  =============  =============

Ratio of earnings to combined fixed charges              2.33          2.01          2.02           1.76           1.80
                                                =============  ============  ============  =============  =============

(1) Amounts for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 have been reclassified to present properties that have been sold during 2005. As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.